Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 23, 2022, with respect to the consolidated financial statements of ECARX Holdings Inc., included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, People’s Republic of China

November 14, 2022